SEC File No. 333-59150
Filed pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 1
(To prospectus dated April 19, 2002)

COX COMMUNICATIONS, INC.
CONVERTIBLE SENIOR NOTES DUE 2021

     This prospectus supplement no. 1 supplements and amends the prospectus dated April 19, 2002 relating to the resale of Cox’s convertible senior notes due 2021 and the shares of Cox’s Class A common stock issuable upon conversion of the notes.

     The information on page 34 of the prospectus under “Transfer agent” is superceded and replaced by the following: The transfer agent for our Class A common stock is Wachovia Bank, N.A.

     The table and footnotes on pages 43 through 45 of the prospectus set forth information with respect to the selling holders and the respective amounts of convertible senior notes held and shares of Class A common stock beneficially owned by each selling holder that may be offered pursuant to the prospectus. This prospectus supplement amends the table in the prospectus by (i) adding GLG Market Neutral Fund and (ii) replacing the information contained in the table for Deutsche Banc Alex Brown Inc. and the category “Any other holder of notes or future transferee, pledgee, donee or successor of any such other holder” with the corresponding information set forth below. This prospectus supplement supercedes and replaces the table and footnotes in the prospectus.

	Principal	Principal
	Amount	Amount at	Shares of Class A		Shares of
	at Maturity	Maturity of	Common Stock	Shares of	Class A Common
	of Notes	Notes Owned	Beneficially	Class A Common	Stock Beneficially
	Owned and	After the	Owned Prior	Stock Offered	Owned After
Selling Holders(1)	Offered(2)	Offering(3)	to Offering	Hereby(4)(5)	the Offering(3)

Deutsche Banc Alex Brown Inc.	2,060,000	none	24,335	24,335	0
GLG Market Neutral Fund(1)	2,000,000	none	23,627	23,627	0
Any other holder of notes or future transferee, pledgee, donee or successor of any such other holder(2)	166,940,000	none	1,972,146	1,972,146	0

(1)	GLG Market Neutral Fund holds $106,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(2)	We may from time to time include additional selling holders and information about such selling holders’ plans of distribution in future supplements to the prospectus, if required. The amounts provided assume that any other holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any Class A common stock other than the Class A common stock issuable upon conversion of the notes at the conversion rate.

     The prospectus, together with this prospectus supplement no. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the convertible notes and the Class A common stock issuable upon conversion of the notes.

     Prospective investors should carefully review “Risk Factors” beginning on page 6 of the prospectus for a discussion of risks that should be considered when investing in the notes or our Class A common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or any accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 8, 2002.

     The following table sets forth, as of November 7, 2002, information regarding the beneficial ownership of the convertible notes and our Class A common stock by the selling holders. The information is based on information provided by or on behalf of the selling holders through November 7, 2002.

	Principal	Principal
	Amount	Amount at	Shares of Class A		Shares of
	at Maturity	Maturity of	Common Stock	Shares of	Class A Common
	of Notes	Notes Owned	Beneficially	Class A Common	Stock Beneficially
	Owned and	After the	Owned Prior	Stock Offered	Owned After
Selling Holders(1)	Offered(2)	Offering(3)	to Offering	Hereby(4)(5)	the Offering(3)

Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	6,000,000	none	70,881	70,881	0
Argent Convertible Arbitrage Fund Ltd.	5,000,000	none	59,067	59,067	0
California State Automobile Assn. Inter-Insurance	1,200,000	none	14,176	14,176	0
Conseco Annuity Assurance-Multi Bucket Annuity Convertible Bond Fund	7,000,000	none	82,694	82,694	0
Conseco Fund Group-Convertible Securities Fund	500,000	none	5,906	5,906	0
Deutsche Banc Alex Brown Inc.	2,060,000	none	24,335	24,335	0
Gaia Offshore Master Fund Ltd.	4,700,000	none	55,523	55,523	0
GLG Market Neutral Fund(6)	2,000,000	none	23,627	23,627	0
Global Bermuda Limited Partnership	600,000	none	7,088	7,088	0
KBC Financial Products USA	2,500,000	none	29,533	29,533	0
Lakeshore International Ltd.	650,000	none	7,678	7,678	0
MLQA Convertible Securities Arbitrage Ltd.(7)	20,000,000	none	236,270	236,270	0
Morgan Stanley & Co. Incorporated(8)	35,500,000	none	419,379	419,379	0
RET Pension Plan of the California State Automobile Assn	300,000	none	3,544	3,544	0
Salomon Smith Barney Inc.(9)	91,700,000	none	1,083,297	1,083,297	0
Tribeca Investments, LLC	20,000,000	none	236,270	236,270	0
UBS AG London Branch	55,000,000	none	649,742	649,742	0
UBS O’Connor LLC	20,000,000	none	236,270	236,270	0
Any other holder of notes or future transferee, pledgee, donee or successor of any such other holder(10)	166,940,000	none	1,972,146	1,972,146	0

(1)	Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2)	Assumes that the full amount of the notes held by the selling holder is being offered for registration hereunder.

(3)	Because the selling holders may, pursuant to the prospectus, offer all or some portion of the notes they presently hold or, with respect to shares, may acquire upon conversion of such notes, we cannot predict the amount or percentage of the notes and shares that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes and shares since the date on which they provided the information regarding their notes and shares in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.” The selling holders may sell all, part or none of the notes or shares listed in the table. The amounts listed in the table assume that each selling holder sells all of its notes and/or shares of Class A common stock underlying such notes.

(4)	Assumes that the full amount of the notes held by the selling holder is converted into shares of Class A common stock at the conversion price and offered hereunder by such selling holder. Since we have the right to pay cash in lieu of delivering shares upon conversion, there can be no assurance that any selling holder will receive shares of Class A common stock upon conversion of its notes.

(5)	The conversion price and the number of shares of Class A common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See “Description of Notes — Conversion Rights.” The indenture governing the notes provides that if any fractional shares of Class A common stock are issuable upon conversion of the notes, we will pay cash in lieu of such fractional shares, and accordingly, the number of shares listed in the table has been rounded down.

(6)	GLG Market Neutral Fund holds $106,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(7)	MLQA Convertible Securities Arbitrage Ltd. is affiliated with Merrill, Lynch, Pierce, Fenner & Smith Incorporated. Merrill, Lynch, Pierce, Fenner & Smith Incorporated is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes.

(8)	Morgan Stanley & Co. Incorporated has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes.

(9)	Salomon Smith Barney Inc. is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes.

(10)	We may from time to time include additional selling holders and information about such selling holders’ plans of distribution in future supplements to the prospectus, if required. The amounts provided assume that any other holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any Class A common stock other than the Class A common stock issuable upon conversion of the notes at the conversion rate.

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